Exhibit 1(b)

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     AMENDMENT NO. 2, dated as of February 6, 2003 (“Amendment No. 2”), to Rights Agreement, dated as of January 5, 1995, as amended by Amendment No. 1 thereto, dated as of January 13, 2003 (the “Rights Agreement”), between American Standard Companies Inc., a Delaware corporation (the “Company”), and The Bank of New York (the “Rights Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms as in the Rights Agreement.

     WHEREAS, Section 26 of the Rights Agreement permits the amendment of the Rights Agreement by the Board of Directors of the Company;

     WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement so that it no longer requires certain actions to be taken only by “Continuing Directors”;

     WHEREAS, pursuant to resolutions adopted on February 6, 2003, the Board of Directors of the Company adopted and authorized the amendment of the Rights Agreement as set forth below; and

     WHEREAS, the Board of Directors of the Company has determined that such amendment is desirable and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors of the Company in connection with the original adoption of the Rights Agreement.

     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

     1.     Section 1. Certain Definitions.

     Section 1(m) is hereby amended to delete in its entirety the defined term “Continuing Directors” and the definition thereof, and to insert in its place the word “Reserved”.

     2.     Section 23. Redemption.

     Section 23(a) is hereby amended to delete the phrase “(which resolution shall, if adopted following the Stock Acquisition Time, be effective only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office)” as it appears in Section 23(a).

     Section 23(b) is hereby amended to: (a) delete the phrase “(with, if required, the concurrence of a majority of the Continuing Directors)” as it appears in Section 23(b); and (b) delete the phrase “, with, if required, the concurrence of a majority of the Continuing Directors,” as it appears in Section 23(b).

     3.     Section 23A. Exchange.

     Section 23A is hereby amended to delete the phrase “(with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of Directors then in office)” as it appears in Section 23A.

     4.     Section 26. Supplements and Amendments.

     Section 26 is hereby amended to delete the phrase “(which resolution shall be effective only with the concurrence of a majority of the Continuing Directors, and only if the Continuing Directors constitute a majority of the number of directors then in office)” as it appears in Section 26.

     5.     Section 28. Determinations and Actions by the Board of Directors, etc.

     Section 28 is hereby amended to delete the phrase “the Continuing Directors or” as it appears throughout Section 28.

     6.     Section 30. Severability.

     Section 30 is hereby amended to delete the phrase “the Continuing Directors or” as it appears throughout Section 30.

     7.     Amendment to Exhibit C. Summary of Rights to Purchase Preferred Stock.

     Exhibit C is hereby amended to: (a) delete the phrase “who are Continuing Directors (as defined below)” as it appears in the sixth paragraph of Exhibit C; (b) delete the sentence “If such resolution is adopted following the Stock Acquisition time, it will be effective only with the concurrence of a majority of the members (the “Continuing Directors”) of the Board of Directors who are not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person and who either were members of such Board of Directors prior to the Stock Acquisition Time or subsequently became a member and whose election thereto was approved by a majority of the directors who were not Acquiring Persons or representatives or nominees of or affiliate or associated with an Acquiring Person, and only if the Continuing Directors constitute a majority of the number of Directors then in office” as it appears in the seventh paragraph of Exhibit C; (c) delete the phrase “(with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of Directors then in office)” as it appears in the eighth paragraph of Exhibit C; and (d) to delete the phrase “by a majority of the Continuing Directors (provided that the Continuing Directors constitute a majority of the Board)” as it appears in the eleventh paragraph of Exhibit C.

     8.     Governing Law.

     This Amendment No. 2 shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State.

     9.     Effectiveness.

     This Amendment No. 2 shall be effective from the date hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

     10.     Counterparts.

     This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment No. 2 as of the date and year first written above.

AMERICAN STANDARD COMPANIES INC.
ATTESTATION:

/s/ MaryJane Mahoney	By:	/s/ G. Peter D’Aloia

MaryJane Mahoney	Name:	G. Peter D’Aloia
	Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK
ATTESTATION:

/s/ Sandra L. Brown	By:	/s/ Alexander Pabon

Sandra L. Brown	Name:	Alexander Pabon
	Title:	Assistant Vice President